STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE



                                  By and among

                      FIT FOR BUSINESS INTERNATIONAL, INC,

                              A Nevada Corporation

                                       and

                               FOOTFRIDGE PTY LTD

                            An Australian Corporation

                                       And

                                 PETER O'BRIEN






                        Effective as of March 20th, 2007


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                  STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

       THIS STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE, made and entered into this day of March, by and among Fit POI' Business International, Inc., a Nevada corporation with its principal place of business located at 10/27 Mayneview St., Milton, Q 4064 Australia; Footfridge Pty Ltd., an Australian Corporation with its principal place of business at 2 Castille Court, Isle or Capri, Queensland 4217 ("Footfridge"); and Peter O'Brien, an individual with an address at Unit 1, 13 Katharina Street, Noosa Heads, Queensland, Australia 4567 (collectively, Mr. O'Brien shall be hereinafter referred to as the "Footfridge Shareholder") (collectively Footfridge and the Footfridge Shareholder shall be known as the "Footfridge Group").

                                    Premises

        A. This Agreement provides for the acquisition of Footfridge whereby Footfridge shall become a wholly owned subsidiary of Fit For Business International, Inc. and in connection therewith, the payment of $1,000,000 in the form of a $1,000,000 subordinated promissory note, with an annual interest rate of 7%, balloon payment and conversion features. The subordinated note shall be secured by a pledge of Footfridge stock.

        B. The boards of directors of Footfridge and Fit For Business International, Inc. have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

                                   Agreement

        NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

                                   ARTICLE I
                  REPRESENTATIONS, COVENANTS AND WARRANTIES OF
                      FIT FOR BUSINESS INTERNATIONAL, INC.

        As an inducement to and to obtain the reliance of Footfridge, Fit For Business International, Inc. represents and warrants as follows:

        Section 1.1 Organization. Fit For Business International, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carryon its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Schedules attached hereto (hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Holdings articles of incorporation or bylaws. Fit For Business



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


International, Inc. has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

        Section 1.2 Capitalization. The authorized capitalization of Fit For Business International, Inc. consists of 1 00,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.001 par value per share. As of the date hereof, Fit For Business International, Inc. has 24,346,000 common shares issued and outstanding and 1,000,000 preferred shares issued and outstanding.

        All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person. Fit For Business International, Inc. has no securities, warrants or options authorized or issued.

        Section 1.3 Subsidiaries. Other than Fit for Business (Australia) Pty Limited, Fit For Business International, Inc. has no subsidiaries.

        Section 1.4 Tax Matters: Books and Records.

        (a) The books and records, financial and others, of Fit For Business International, Inc. are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

        (b) Fit For Business International, Inc. has no liabilities with respect to the payment of any country, federal, state, county, or local taxes (including any deficiencies, interest or penalties).

        (c) Fit For Business International, Inc. shall remain responsible for all debts incurred by Fit For Business International, Inc. prior to the date of closing.

        Section 1.5 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or threatened by or against or affecting Fit For Business International, Inc. or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of Fit For Business International, Inc. Fit For Business International, Inc. is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

        Section 1.6 Material Contract Defaults. Fit For Business International, Inc. is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Fit For Business International, Inc., and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Fit For Business International, Inc. has not taken adequate steps to prevent such a default from occurring.

        Section 1.7 Information. The information concerning Fit For Business International, Inc. as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.


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


        Section 1.8 Title and Related Matters. Fit For Business International, Inc. has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal (collectively, the "Assets") free and clear of all liens, pledges, charges or encumbrances. Fit For Business International, Inc. owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Fit For Business International, Inc. 's business. No third party has any right to, and Fit For Business International, Inc. has not received any notice of infringement of or conflict with asserted rights of other with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly on in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Fit For Business International, Inc. or any material portion of its properties, assets or rights.

        Section 1.9 Contracts On the closing date:

        (a) There arc no material contracts, agreements franchises, license agreements, or other commitments to which Fit For Business International, Inc. is a party or by which it or any of its properties are bound:

        (b) Fit For Business International, Inc. is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award materially and adversely affects, or in the future may (as far as Fit For Business International, Inc. can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Fit For Business International, Inc.; and


        (c) Fit For Business International, Inc. is not a party to any material oral or written: (I) contract for the employment of any officer or employee~ (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties, of obligations, which, in the aggregate exceeds $l,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) contract, agreement or other commitment involving payment') by it for more than $10,000 in the aggregate.

        Section 1.10 Compliance With Laws and Regulations. To the best of Fit For Business International, Inc.'s knowledge and belief, Fit For Business International, Inc. has complied with all applicable statutes and regulations of any federal, slate or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of 4306, or would not result in Fit For Business International, Inc. incurring material liability.

        Section 1.11 Insurance. All of the insurable properties of Fit For Business International, Inc. are insured for Fit For Business International, Inc.'s benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

        Section 1.12 Approval of Agreement. The directors of Fit For Business International, Inc. have authorized the execution and delivery of the Agreement by and have approved the transactions contemplated hereby.


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


        Section 1.13 Material Transactions or Affiliations. There are no material contracts or agreements of arrangement between Fit For Business International, Inc. and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding Common Shares of Fit For Business International, Inc. and which is to be performed in whole or in part after the date hereof. fit For Business International, Inc. has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

        Section 1.14 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Fit For Business International, Inc. is a party or to which any of its properties or operations are subject.

        Section 1.15 Governmental Authorizations. Fit For Business International, Inc. has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Fit For Business International, Inc. of this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE II
                   REPRESENTATIONS, COVENANTS AND WARRANTIES
                             OF FOOTFRIDGE PTY LTD.

        As an inducement to, and to obtain the reliance of Fit For Business International, Inc., Footfridge represents and warrants as follows:

        Section 2.1 Organization. Footfridge is a corporation duly organized, validly existing and in good standing under the laws of the Australia and has the corporate power und is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Attached Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof The execution and delivery of this Agreement docs not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Footfridge's certificate of incorporation or bylaws. Footfridge has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

        Section 2.2 Capitalization. As of the date hereof, the authorized capitalization of Footfridge consists of two (2) issued shares of common stock, AUST$1.00 par value. All issued and outstanding common shares have been legally issued, fully paid, are nonassessable and not issued in violation of the preemptive rights of any other person. Footfridge has no other securities, warrants or options authorized or issued.


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

        Section 2.3 Subsidiaries. None.

        Section 2.4 Tax Matters; Books & Records

        (a) The books and records, financial and others, of Footfridge are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

        (b) Footfridge has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

        (c) Footfridge shall remain responsible for all debts included prior to the closing.

        Section 2.5 Information. The information concerning Footfridge as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact 01' omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

        Section 2.6 Title and Related Matters. Footfridge has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal (collectively, the "Assets") free and clear of all liens, pledges, charges or encumbrances. This shall include but not be limited to, that certain Patent listed on Schedule 2.6 attached hereto and made a pmt hereof. This shall also include, but not be limited to, all items necessary to carryon Footfridge's business. Except as set forth in the Schedules attached hereto, Footfridge owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Footfridge's business, Except as set forth in the attached Schedules, no third party has any right to, and Footfridge has not received any notice of infringement of or conflict with asserted fights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Footfridge or any material portion of its properties, assets or rights.

        Section 2.7 Litigation and Proceedings. There are 110 actions, suits or proceedings pending or threatened by or against or affecting Footfridge at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of Footfridge. Footfridge does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

        Section 2.8 Contracts. On the Closing Date:

        (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which Footfridge is a party or by which it or any of its properties are bound;

        (b) Footfridge is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Footfridge can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Footfridge; and


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        (c)     Footfridge is not a party to any material oral or written: (i)
                contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $1 0,000 in the aggregate; (vi) collective bargaining agreement; (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.

        Section 2.9 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Footfridge is a party or to which any of its properties or operations are subject.

        Section 2.10 Material Contract Defaults. To the best of Footfridge's knowledge and belief, it is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Footfridge, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Footfridge has not taken adequate steps to prevent such a default from occurring.

        Section 2.11 Governmental Authorizations. To the best of Footfridge's knowledge, Footfridge has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Footfridge of the transactions contemplated hereby.

        Section 2.12 Compliance With Laws and Regulations. To the best of Footfridge's knowledge and belief Footfridge has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Footfridge or would not result in Footfridge's incurring any material liability.

        Section 2.13 Insurance. All of the insurable properties of Footfridge are insured for Footfridge's benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

        Section 2.14 Approval of Agreement. The directors of Footfridge have authorized the execution and delivery of the Agreement and have approved the transactions contemplated hereby.

        Section 2.15 Material Transactions or Affiliations. As of the Closing Date, there will exist no material contract, agreement or arrangement between Footfridge and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Footfridge to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of Footfridge and which is to be performed in whole or in part alter the date hereof except with regard to an agreement with the Footfridge shareholders providing for the distribution of cash to provide for payment of federal and state taxes on Subchapter


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S income. Footfridge has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

                                  ARTICLE III
                   EXCHANGE PROCEDURE AND OTHER CONSIDERATION

        Section 3.1 Share Exchange/Delivery of Footfridge Securities. On the Closing Date, the holders of all of the Footfridge Common Shares shall deliver to Fit For Business International, Inc. (i) certificates or other documents evidencing all of the issued and outstanding shares of Footfridge, duly endorsed in blank or with executed power attached thereto in transferable form. On the Closing Date, all previously issued and outstanding shares of Footfridge shall be transferred to Fit For Business International, Inc., so that Footfridge shall become a wholly owned subsidiary of Fit For Business International, Inc.

        Section 3.2 Issuance of Fit For Business International, Inc. Common Shares. In exchange for all of the Footfridge Common Shares tendered pursuant to
Section 3.1, Fit For Business International, Inc. shall pay to the Footfridge shareholders $1,000,000 in the form of a one year subordinated promissory note with interest accruing at the rate of 7% per annum. The promissory note shall have the following characteristics: (i) six (6) month term with no principal or interest payments during the 6 month term; (ii) balloon payment of $200,000 due and payable at the end of the 6 month term; and (iii) the balance of $800,000 automatically convertible into Fit for Business International, Inc. shares or common stock at the conversion rate of $.10 per share or an aggregate of 8,000,000 such shares. The shares shall be issued in accordance with the exemption provided under Section 4(1) and shall be deemed to be restricted shares. Fit For Business International, Inc. may prepay the balloon payment of $200,000 at anytime without penalty.

        Section 3.3 Events Prior to Closing. Upon execution hereof or as soon thereafter as practical, management of Fit For Business International, Inc. and Footfridge shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

        Section 3.4 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be within five (5) business days after Footfridge satisfies the terms of Section 5.6 herein.

        Section 3.5 Termination.

        (a) This Agreement may be terminated by the board of directors or majority interest of Shareholders of either Fit For Business International, Inc. or Footfridge respectively, at any time prior to the Closing Date if:

                (i) there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or


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


                (ii) any of the transactions contemplated hereby arc disapproved by any regulatory authority whose approval is required to consummate such transactions.

        In the  event of  termination  pursuant  to this  paragraph  (a) of this
Section 3.5, no obligation, right, or liability shall arise hereunder and each party shall bear all or the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

        (b) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Fit For Business International, Inc. if Footfridge shall fail to comply in any material respect with any' of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Footfridge contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Footfridge. If this Agreement is terminated pursuant to this paragraph (b) of this Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

        (c) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Footfridge if Fit For Business International, Inc. shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Fit For Business International, Inc. contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Fit For Business International, Inc. If this Agreement is terminated pursuant to this paragraph (d) of this Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

        In the event of  termination  pursuant to paragraph  (b) and (c) of this
Section 3.5, the breaching party shall bear all of the expenses incurred by the other party in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

                                   ARTICLE IV
                               SPECIAL COVENANTS

        Section 4.1 Access to Properties and Records. Prior to closing, Fit For Business International, Inc. and Footfridge will each afford to the officers and authorized representatives of the other full access to the properties, books and records of each other, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the other shall from time to time reasonably request.

        Section 4.2 Availability of Rule 144. Fit For Business International, Inc. and Footfridge shareholders holding "restricted securities," as that term is defined in Rule 144 promulgated pursuant to the Securities Act will remain as "restricted securities". Fit For Business International, Inc. is under no obligation to register such shares under the Securities Act, or otherwise. The stockholders of Fit For Business International, Inc. and Footfridge holding restricted securities of Fit For Business International, Inc. and Footfridge as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein. The covenants set forth in this Section 4.2 shall survive the Closing and the consummation of the transactions herein contemplated.

        Section 4.3 Third Party Consents. Fit For Business International, Inc, and Footfridge agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

        Section 4.4 Actions Prior and Subsequent to Closing.

        (a) From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, Fit For Business International, Inc. and Footfridge win each use its best efforts to:

                (i) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;
                (ii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;
                (iii) perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business;

        (b) From and after the date of this Agreement until the Closing Date, Fit For Business International, Inc. will not, without the prior consent of Footfridge:

                (i) except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws;
                (ii) declare or pay any dividend on its outstanding Common Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;
                (iii) enter into or amend any employment, severance or agreements or arrangements with any directors or officers;
                (iv) grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or
                (v)     purchase or redeem any Common Shares.

        Section 4.6 Indemnification.

        (a) Fit For Business International, Inc. hereby agrees to indemnify Footfridge, each of the officers, agents and directors and current shareholders of Footfridge as of the Closing Date against any (ass, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based 011 any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

        (b) Footfridge hereby agrees to indemnify Fit For Business, International, Inc., each of the officers, agents, directors and current shareholders of Fit For Business International, Inc. as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against all)' litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

                                   ARTICLE V
  CONDITIONS PRECEDENT TO OBLIGATIONS OF FIT FOR BUSINESS INTERNATIONAL, INC.

        The obligations of Fit For Business International, Inc. under this Agreement are subject to the satisfaction, at or before the Closing Date, or the following conditions:

        Section 5.1 Accuracy of Representations. The representations and warranties made by Footfridge in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Footfridge shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by Footfridge prior to or at the Closing. Fit For Business International, Inc. shall be furnished with a certificate, signed by a duly authorized officer of Footfridge and dated the Closing Date, to the foregoing effect.

        Section 5.2 Director Approval. The Board of Directors of Footfridge shall have approved this Agreement and the transactions contemplated herein.

        Section 5.3 Officer's Certificate. Fit for Business International, Inc. shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Footfridge to the effect that: (a) the representations and warranties of Footfridge set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; (b) Footfridge has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Effective Date; (c) since such date and other than as previously disclosed to Fit For Business International, Inc., Footfridge has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (d) no litigation, proceeding, investigation or inquiry is pending Of, to the best knowledge of Footfridge, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Footfridge Schedules, by or against Footfridge which might result in any material adverse change in any of the assets, properties, business or operations of Footfridge.

        Section 5.4 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Footfridge.

        Section 5.6 Audited Financial Statements. Footfridge shall have completed its required audited financial statements for the period required under SEC rules and regulations.

        Section 5.5 Other Items. Fit for Business International, Inc. shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Fit for Business International, Inc. may reasonably request.

                                   ARTICLE VI
               CONDITIONS PRECEDENT TO OBLIGATIONS OF FOOTFRIDGE


        The obligations of Footfridge under this Agreement arc subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

        Section 6.1 Accuracy of Representations. The representations and warranties made by Fit For Business International, Inc. in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Fit
For Business International. Inc. shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Fit For Business International, Inc. prior to or at the Closing.
Footfridge shall have been furnished with a certificate, signed by a duly authorized executive officer of Fit For Business International, Inc. and dated the Closing Date, to the foregoing effect.

        Section 6.2 Director Approval. The Board of Directors of Fit For
Business International, Inc, shall have approved this Agreement and the transactions contemplated herein.

        Section 6.3 Officer's Certificate. Footfridge shall be furnished with a certificate dated the Closing date and signed by a duly authorized officer of Fit For Business International, Inc. to the effect that: (a) the representations and warranties of Fit For Business International, Inc. set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects the and correct as if made 011 the Effective Dale; and (b) Fit For Business International, Inc, had performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective Date.

        Section 6.4 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Fit For Business
International, Inc.

                                  ARTICLE VII
                                 MISCELLANEOUS

        Section 7.1 Brokers and Finders. Each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or tinder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

        Section 7.2 Law, Forum and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the Slate or New York, United States of America. Any and all actions regarding this Agreement shall take place in courts located in New York County, New York, United States of America.

        Section 7.3 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

        If to Fit For Business International, Inc.: 10/27 Mayneview St.
                                                    Milton, Q 4064 Australia
                                                    Attn: Mark A. Poulsen, CEO and President


                                       12

        If to Footfridge:                           2 Castille Court
                                                    Isle of Capri, Queensland 4217

or such other addresses <:IS shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

        Section 7.4 Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

        Section 7.5 Confidentiality. Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence a11 data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

        Section 7.6 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

        Section 7.7 Third Party Beneficiaries. This contract is solely between Fit For Business International, Inc. and Footfridge and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.
        Section 7.8 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

        Section 7.9 Survival; Termination. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 18 months.

        Section 7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

        Section 7.11 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a written consent by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a written consent by the party or parties for whose benefit the provision is intended.

        Section 7.12 Expenses. Each party herein shall bear all of their respective cost s and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

        Section 7.13 Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

        Section 7.14 Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

        Section 7.15 Public Announcements. Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

        Section 7.16 Severability. In the event that any particular provision or provisions of this Agreement or tile other Agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

        Section 7.17 Failure of Conditions; Termination. In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement. In such event, the party that has failed to fulfill the conditions specified in this Agreement will liable for the other parties legal fees. The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

        Section 7.18 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

        Section 7.19 Execution Knowing and Voluntary. In executing this Agreement, the parties severalty acknowledge and represent that each: (<1) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

        Section 7.20 Amendment. At any time after the Closing Date, this Agreement may be amended by a writing signed by both parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

        Section 7.21 Right to Legal Counsel/Waiver of Legal Counsel. Footfridge hereby acknowledges that

Fit For Business International, Inc. is being represented by Anslow & Jaclin, LLP in this transaction. Footfridge hereby acknowledges that it has the right to its own legal counsel. Notwithstanding the above, Footfridge hereby waives such right and has decided to forego legal counsel representation.



        IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.


ATTEST:                                         FIT FOR BUSINESS INTERNATIONAL, INC.

_______________________________________         BY: _______________________________________
                                                      MARK A. POULSEN
                                                      Chief Executive Officer and President


SIGNED SEALED AND DELIVERED by
FOOT FRIDGE PTY LTD ABN 077497
468 in accordance with section 127 of the Corporations Act 2001 (Cth of Australia) in the presence of:



Signature of director (Print Name)              Signature of director/secretary (Print Name)




Signature of Witness (Print Name and            Signature of Witness (Print Name and address)
address)


SIGNED SEALED AND DELIVERED by
 Peter O'Brien (including the rights to the Patent listed on Schedule 2.6)


Signature of Peter O'Brien



Signature of Witness (Print Name and address)


                                  Schedule 2.6
                           Title and Related Matters


(WO/2000/053042) HEAT REFELCTION FOOTWEAR DEVICE                     Page 1 of 1


       WORLD                                                   Schedule 2.6
INTELLECTUAL            IP SERVICES                    Title and Related Matters
    PROPERTY
ORGANIZATION
________________________________________________________________________________


(WO/2000/053042) HEAT REFLECTION FOOTWEAR DEVICE

    Biblio. Data

    Latest bibliographic data on file with the International Bureau
    _______________________________________________________________________________________________________________
    Publication Number:  WO/2000/053042  International Application No.:  PCT/AU2000/000156
    Publication Date:    14.09.2000      International Filing Date:      06.03.2000
    Chapter 2 Demand Filed: 25.09.2000

    Int. Class.:   A43B 13/10 (2006.01), A43B 17/00 (2006.01), A43B 17/04 (2006.01)

    Applicants:    FOOTFRIDGE PTY LTD [AU/AU]; 17/10 Purli Street Chevron Island, QLD 4217 (AU) (All Except US).
                   O'BRIEN, Peter [AU/AU]; 78 Thomas Drive Chevron Island, QLD 4217 (AU) (US Only).
    Inventor:      O'BRIEN, Peter [AU/AU]; 78 Thomas Drive Chevron Island, QLD 4217 (AU).
    Agent:         INTELLPRO; Level 7, Reserve Bank Building 102 Adelaide Street G.P.O. Box 1339 Brisbane,
                   Queensland 4000 (AU).
    Priority Data: PP 9055   05.03.1999  AU
    Title:         HEAT REFLECTION FOOTWEAR DEVICE
    Abstract:      A heat reflection device (10) is provided for footwear. The device (10) comprises a first layer of fluid-impervious
                   material (12), a second layer of fluid-impervious material
                   (14) and a sac (22) arranged between the first and second
                   layers (12, 14). The sac (22) contains a heat reflective
                   material therein. In use the device (10) is positioned in     [GRAPHIC OMITTED]
                   relation to the sole of the footwear so that at least some heat conducted or converted through the sole is reflected
                   away from a foot of a wearer of the footwear. The heat
                   reflective material may be a mixture having a quantity of
                   heat reflective powder or particulate, a quantity of
                   thichening agent and a quantity of fluid. The heat
                   reflective powder or particulate may be one or a combination of two or more materials selected from titanium dioxide,
                   zirconium and zinc oxide. Preferably the powder or
                   particulate are between 10 to 50 % of the mixture. The
                   thickening agent may be one or a combination of two or more selected from bentonite, attapulite and celluloses. The
                   layers are generally foot shaped and are sealingly joined
                   around the edges thereof by adhesive, fusion, welding or any other known technique.

    Designated     AE, AL, AM, AT, AU, AZ, BA, BB, BG, BR, BY, CA, CH, CN, CR, CU, CZ, DE, DK, DM, EE, ES, FI,
    States:        GB, GD, GE, GH, GM, HR, HU, ID, IL, IN, IS, JP, KE, KG, KP, KR, KZ, LC, LK, LR, LS, LT, LU,
                   LV, MA, MD, MG, MK, MN, MW, MX, NO, NZ, PL, PT, RO, RU, SD, SE, SG, SI, SK, SL, TJ, TM, TR,
                   TT, TZ, UA, UG, US, UZ, VN, YU, ZA, ZW.
                   African Regional Intellectual Property Org. (ARIPO) (GH, GM, KE, LS, MW, SD, SL, SZ, TZ, UG, ZW)
                   Eurasian Patent Organization (EAPO) (AM, AZ, BY, KG, KZ, MD, RU, TJ, TM)
                   European Patent Office (EPO) (AT, BE, CH, CY, DE, DK, ES, FI, FR, GB, GR, IE, IT, LU, MC, NL,
                   PT, SE)
                   African Intellectual Property Organization (OAPI) (BF, BJ, CF, CG, CI, CM, GA, GN, GW, ML, MR,
                   NE, SN, TD, TG).

    Publication Language:                             English (EN)
    Filing Language:                                  English (EN)

    _______________________________________________________________________________________________________________

Heat reflection footwear device - Patent 6967044                     Page 1 of 4

                                  Schedule 2.6
freepatentsonline          Title and Related Matters



Title:         Heat reflection footwear device

Document
Type and
Number:        United States Patent 6967044

Link to this
Page:          http://www.freepatentsonline.com/6967044.html

Abstract:      A heat reflection device for footwear includes a first layer of fluid-impervious material, a second layer of fluid-impervious material and a sac arranged between the first and second layers.
               The sac contains a heat reflective material therein. In use the device is positioned in relation to the sole of the footwear so that at least some heat conducted or converted through the sole is reflected away from the foot of the wearer of the footwear.
               The heat reflective material may be a mixture of heat reflective powder or particulate, thickening agent and fluid. The heat reflective powder or particulate may be one or a combination of two or more materials selected from titanium dioxide, zirconium and zinc oxide.

Heat reflection footwear device - Patent 6967044                     Page 2 of 4


Application
Number:        914783

Filing Date:   03/06/2000

Publication
Date:          11/22/2005

View Patent
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Related
Patents:       View patents that cite this patent

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Citation:      Click for automatic bibliography generation

Assignee:      Footfridge PTY LTD (Queensland, AU)

Primary
Class:         428/35.7

Other
Classes:       428/35.2, 36/29, 36/153

International
Classes:       B29D 022/00, B29D 023/00, B32B 001/08

Field of
Search:        428/357, 352 36/28, 29, 30.R, 30.A, 31, 32.R, 35.R, 36.R, 35.B,
               153

US Patent
References:    4123855 Nov, 1978 Thedford.
               4658515 Apr, 1987 Oatman.
               4813160 Mar, 1989 Kuznetz.
               5584130 Dec, 1996 Perron.
               5704137 Jan, 1998 Dean et al.
               6161240 Dec, 2000 Huang.

Foreign        0 286 601 Dec,  1988  EP.
Patent         2 137 866 Oct,  1984 GB.
References:    7713631-5 Aug, 1982 SE.

Primary
Examiner:      Miggins, Michael C.

Attorney,
Agent or
Firm:          Young & Thompson

Claims:
1. An inner sole device for footwear having a sole, the device comprising a first layer of fluid-impervious material, a second layer of fluid-impervious material and a sac arranged between the first and second layers, the sac containing a heat reflective material therein; the device being arranged for positioning in the footwear in a position overlying the sole of the footwear so at least some heat conducted or convected through the sole is reflected away from a foot of a wearer of the footwear, wherein said heat reflective material is titanium dioxide.

2. The device according to claim 1 wherein the heat reflective material is in a mixture having a quantity of heat reflective powder or particulate and a quantity of thickening agent.

3. The device according to claim 2 wherein the heat reflective powder or particulate is a combination of said titanium dioxide and one or more materials selected from the group consisting of zirconium and zinc oxide.

4. The device according to claim 2 wherein the powder or particulate is between 10 to 50% of the mixture.

5. The device according to claim 2 wherein the mixture having a quantity of fluid so that it is flowable.

6. The device according to claim 2 wherein the thickening agent is between 30 to 90% of the mixture.

7. The device according to claim 2 wherein the thickening agent is one or a combination of two or more materials selected from the group consisting of bentonite, attapulite and celluloses.

8. The device according to claim 5 wherein the fluid is added to a quantity so that the mixture is of a flow quality that allows the device to provide a therapeutic effect on the foot when the sac is pressed.

9. The device according to claim 1 wherein the device is formed to be generally in the shape of a foot and the sac extending from about the heel region to about the toe or ball region of the foot.

10. The device according to claim 9 wherein the first and second layers are flexible and made of an impervious material.

11. The device according to claim 10 wherein the impervious material is Polyurethane or another plastic material.

12. The device according to claim 9 wherein the device is reversible so that either surface of the first and second layers can be used.

13. The device according to claim 9 wherein the layers are sealingly joined around the edges thereof by adhesive, fusion, welding or any other known technique.

14. The device according to claim 13 wherein radio frequency (RF) welding is employed for the joining the edges.

15. The device according to claim 13 wherein the sac is also formed during joining of the edges and the sac extending to about the ball region of the foot.

16. The device according to claim 15 wherein the device having an additional joint extending substantially laterally in the ball region.

17. The device according to claim 1 wherein the device is a removable inner sole for the footwear.

18. The device according to claim 17 wherein the inner sole having spaced markings for different shoe sizes so that it can be trimmed according to a marking for a desired size.

Heat reflection footwear device - Patent 6967044                     Page 3 of 4

Description:

TECHNICAL FIELD OF THE INVENTION

THIS INVENTION relates to a heat deflection device for footwear and in particular but not limited to an inner sole having a sac filled with a flowable slurry containing a heat deflection material for reducing heat transfer from undersole to foot of a wearer and providing a therapeutic effect.

BACKGROUND OF THE INVENTION

Footwear in general has a sole made of rubber, leather or an synthetic or any other suitable material. The sole conducts or convects heat into the interior of the footwear. In warm climate or when it is warm in other regions the heat from the ground is transferred to the foot of a wearer through the sole. As footwear is usually shaped to enclose substantially all of the feet and is generally fairly well insulated against the environment the temperature inside the footwear quickly builds up to a level which is uncomfortable.

As human feet and hands have a relatively higher number of sweat glands per square centimeter than other parts of the body the inside of the footwear also quickly becomes damp due to sweating.

The temperature and dampness inside the footwear promote growth of algae and the footwear becomes unhygienic and usually also has an unpleasant odour. They also affect work efficiency. As much of the heat travels upward to the head and people tend not to concentrate well in this situation.

In recent years many sports such as tennis, hockey and soccer are played on synthetic surfaces, the surface temperatures of which can be as high as 60 to 70 degrees centigrade. The temperature inside the players' footwear is even higher. Long distance runners are also affected by high temperatures in footwear. Many players cannot perform to the level they are capable in this environment. Injuries through sore feet and blisters are also prominent.

An inner sole worn in footwear has been available for sometime as a source of comfort to the wearer. It is usually made of an absorbent foam material. But this inner sole does not reduces the temperature in the footwear and it does not take long for it to be saturated with sweat and thereafter the wearer continues to suffer the above discomfort.

More recently footwear with ventilation openings for cooling its interior has been introduced into the market. These openings however result in weakened zones and the strength of the footwear is greatly compromised.

OBJECT OF THE INVENTION

An object of the present invention is to alleviate or to reduce to a certain degree one or more of the present invention.

SUMMARY OF THE INVENTION

In one aspect therefor the present invention resides in a heat reflection device for footwear, the device including a first layer of fluid-impervious material, a second layer of fluid-impervious material and a sac arranged between the first and second layers, the sac containing a heat reflective material therein. In use the device is positioned in relation to the sole of the footwear so the at least some heat conducted or convected through the sole is reflected away from a foot of a wearer of the footwear.

It is preferred that the heat reflective material is a mixture having a quantity of heat reflective powder or particulate and a quantity of thickening agent. The mixture may also have a quantity of fluid so that it is flowable.

The heat reflective powder or particulate may be one or a combination of two or more materials selected from titanium dioxide, zirconium and zinc oxide. Preferably the powder or particulate are between 10 to 50% of the mixture. More preferably they are of paint grade particle size.

The thickening agent may be one or a combination of two or more selected from bentonite, attapulite and celluloses. Preferably the agent is between 30 to 90% of the mixture. The thickening agent effects in distributing the powder or particulate more evenly in the sac.

The fluid may be added to a quantity so that the mixture is of a suitable flow quality. The flow quality allows the device to massage the foot when the sac is pressed. This has a therapeutic effect on the user.

The device is generally in the shape of a foot. The sac may extend from about the heel region to about the toe region but typically extends to about the ball region of the foot.

Desirably the first and second layers are flexible and made of any suitable impervious material. Polyurethane and other plastic materials are preferred for the layers of the device. More desirably the device is reversible so that either surface of the first and second layers can be used.

The layers are generally foot shaped and can be sealingly joined around the edges by adhesive, fusion, welding or any other known technique. It is preferred that radio frequency (RF) welding is employed for the joint. Desirably the sac is also formed during joining of the edges. Where the sac is to extend to about the ball region an additional joint may extend substantially laterally in the ball region.

The device may be a sole or a removable inner sole for the footwear.

Advantageously the sole or the inner sole has spaced markings for different shoe sizes so that it can be trimmed according to a marking for desired size.

In order that the present invention can be more readily understood and be put into practical effect reference will now be made to the accompanying drawings which illustrate one preferred embodiment of the invention and wherein:

BRIEF DESCRIPTION OF THE DRAWING

FIG. 1 is a top plan view of an inner sole according to the invention; and

FIG. 2 is a bottom plan view of the inner sole shown in FIG. 1.

DESCRIPTION OF THE PREFERRED EMBODIMENT

Referring to FIGS. 1 and 2 which illustrate an inner sole 10 according to the invention. As can be seen, the inner sole 10 is substantially foot shaped and has superimposed together a first layer 12 and a second layer 14 which are


Heat reflection footwear device - Patent 6967044                     Page 4 of 4

sealingly joined by RF welding around their edges 16 except for a small part 18 of the edges under the heel region. The purpose of the unsealed part will be described later. The layers 12 and 14 in this embodiment are made of a 0.05 mm thickness, clear polyurethane material which is impervious to water.

A further joint 20 across the ball region defines a sac 22.

The sole 10 has shoe size markings 24 forward of the sac 22 so that it can be trimmed to fit a particular shoe. In this embodiment the markings 24 are also formed by RF welding resulting in raised ribs 26 between adjacent markings 24.
The raised ribs 26 are provided on the surface of layer 12 only in this embodiment. But if desired they can be provided on both layers 12 and 14.

The device 10 is reversible as either the surface of layer 12 or the surface of layer 14 can be arranged to contact a wearer's foot.

In manufacturing a mixture of 30-60% bentonite, 10-30% titanium dioxide and about 60% water is poured into the sac 22 through the unsealed part 18.
Thereafter part 18 is RF welded so that the sac 22 is fluid tight. The titanium dioxide used for this mixture is paint grade sized powder.

A comparative laboratory test by measuring the temperatures on the surfaces of a known foamed rubber inner sole and the sole of the present invention as described in the above embodiment on a hot plate preheated to 60 degrees
Centigrade reveals the following results:

                                    Temp. at rubber inner         Temp. at inner sole of
Temp. of hot plate ((degree)C.)     sole surface ((degree)C.)     invention ((degree)C.)
60.0                                41                            34


The above test was carried out when the room temperature was 23(degree) C. and it clearly shows a substantial ly reduced temperature at the surface of the device 10.

The inventor has found that by increasing the quantity of titanium dioxide in the mixture to 46% the device 10 will become 70% reflective as compared to 43% reflective for the above embodiment.

As the mixture in the sac 22 is flowable the device 10 in use has moving high and low contact points with the foot. This provides a therapeutic massaging effect.

Whilst the above has been given by way of illustrative example of the present invention many variations and modifications thereto will be apparent to those skilled in the art without departing from the broad ambit and scope of the invention as herein set forth.